345 Encinal Street
Santa Cruz, CA 95060
+1 (831) 426-5858

poly.com

August15,2020

David Shull
900 S. Williams Street
Denver, Colorado 80209

Dear David:

On behalf of Plantronics, Inc., now branded as Poly, the "Company," I am pleased to offer you the position of President and Chief Executive Officer, reporting directly to the Poly Board of Directors (the "Board"). Should you accept this offer of employment, your first day of employment is anticipated to be on or about September 9, 2020 (your actual first day of employment is referred to as the "start date"). Your principal place of employment will be the Company's offices located in Santa Cruz, California. You agree to use your best efforts to work at the Santa Cruz offices five days per week, except for vacation/sick periods, Company holidays, and travel and visits to other Company offices and facilities as reasonably required to attend to the Company's business.

This letter outlines the terms of your employment with the Company as of your start date, including your compensation and benefits, as set forth below:

•Board
You will be appointed to serve as a member of the Board effective as of the start date. Thereafter, at each annual meeting of the Company's stockholders while you are the Company's President and Chief Executive Officer upon which your term as a Board member is scheduled to expire, the Company will nominate you to serve as a member of the Board. Your continued service as a member of the Board will be subject to any required stockholder approval. Upon the termination of your employment for any reason, unless otherwise requested by the Board, you will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily, without any further required action by you, as of the end of your employment and you, at the Board's request, will execute any documents necessary to reflect your resignation.

Membership

•Annualized Base	$800,000 per year, payable biweekly in accordance with our standard payroll practices and less applicable tax withholding.
Salary

•Annual Incentive
125% of your Annual Base Salary or $1,000,000, at target performance, with a maximum bonus opportunity of 200% of your Annual Base Salary, or $1,600,000, for outstanding performance. Any bonus you receive for fiscal year 2021 will reflect a pro-ration based on your start date.

Plan

The purpose of the Plantronics, Inc. Annual Incentive Plan (“AIP” or the “Plan”) is to focus participants on achieving annual Company-wide financial performance goals as well as product group, segment, or functional objectives and individual performance goals by providing the opportunity to receive annual cash payments based on accomplishments during the year.

Please refer to the Annual Incentive Plan "Administrative Guidelines" for further details on how bonuses may be earned.

•Target Total Cash	Up to $1,800,000 per year based on the compensation elements shown above assuming at target performance. There is no guarantee that total cash compensation will be achieved.
Compensation

•Signing Bonus
The Company will pay to you a Signing Bonus of $500,000, less applicable deductions and withholdings (the "Signing Bonus"). The Signing Bonus will be paid on your first paycheck following your start date.

•New Hire
It will be recommended to the Company's Board of Directors or a sub-committee thereof that you receive an award of 75,000 shares of the Company's common stock in the form of a restricted stock unit award {"RSUs") to be awarded on the 15th day of the month following the month in which the start date occurs (the "Grant Date"). If approved, the price to you of the RSUs will be $0.00 and the RSUs will be awarded and subject to the Company's 2003 Stock Plan, as amended and restated (the "Equity Incentive Plan") and RSU agreement in effect at the time of grant (the "RSU Documents"). If approved, the RSUs will vest and be settled in three equal annual installments on the first, second and third anniversaries of the Grant Date, respectively, in accordance with the terms of the RSU Documents. Subject to any vesting acceleration that may be provided for in the RSU Documents and the Change of Control Severance Agreement, all vesting is subject to your continued employment on each applicable vesting date.

Restricted Stock
Units

•New Hire
It will be recommended to the Company's Board of Directors or a sub-committee thereof that you receive an award of 250,000 shares of the Company's common stock in the form of performance stock unit awards ("PSUs") on the Grant Date with the performance period aligned to the FY21 performance-based Restricted Stock Unit ("PSU Plan") as summarized in Schedule A hereto. The number of PSUs that will ultimately vest will be subject to the provisions of the PSU Plan. If approved, the price to you of the PSUs will be $0.00 and the PSUs will be awarded and subject to the PSU Plan, the Equity Incentive Plan and the PSU agreement in effect at the time of grant (the "PSU Documents"). If approved, the PSUs will vest and be settled in accordance with the PSU documents. Subject to any vesting acceleration that may be provided for in the PSU Documents and the Change of Control Severance Agreement, all vesting is subject to your continued employment on each applicable vesting date.

Performance
Stock Units

•Change-in-Control
You and the Company will enter into the Change of Control Severance Agreement in the form attached hereto as Exhibit A (the "Change of Control Severance Agreement"), to become effective as of the start date.

Benefits

•Severance	You and the Company will enter into the Change of Control Severance Agreement to become effective as of the start date.
Benefits

•General Benefits
You will be eligible to participate in the Company's benefit programs as available or that become available to other similarly situated employees of the Company, subject to the generally applicable terms and conditions of each program. The continuation or termination of each program will be at the discretion of the Company. Life, Medical, Dental and Disability coverage will begin on your start date.

•Executive
You will be automatically enrolled in our Executive Health Exam Program, if and to the extent such program continues to remain in effect and is offered to other similarly situated executives of the Company. This program is aimed to give you guidance and direction on further health items to follow up on. To qualify you must schedule the appointment through the pre-identified network of doctors.

Physical Program

•401(k)	You are eligible to join the Company's 401(k) plan, subject to the terms and condition of the plan document.

•Non-Qualified	You will be eligible to participate in a non-qualified deferred compensation plan, subject to the terms and conditions of the plan document. An eligible participant may elect to defer prospective compensation not yet earned by submitting a Compensation Deferral Agreement during the enrollment periods. For more information regarding the Company's Deferred Compensation Plan, please see the Prospectus.
Deferred
Compensation
Plan

•ESPP	You will be eligible to participate in the Company's Employee Stock Purchase Plan, subject to the terms of the plan.

•Tax Preparation	The Company will reimburse you for your documented annual tax preparation expenses not to exceed $25,000 per year. Please see below for additional information regarding reimbursements.
Assistance

•Legal Preparation
The Company will reimburse you for your documented legal expenses incurred in the negotiation and review of this offer letter and the related documentation, in an amount not to exceed $25,000 (the "legal fee reimbursement"). In addition, the Company will pay you an amount, determined by the Company, necessary to pay federal, state and local income and employment taxes incurred by you arising from the legal fee reimbursement, and arising from the payments made to you pursuant to this sentence (the "legal fee reimbursement gross-up payment"). The legal fee reimbursement gross-up payment will be calculated by the Company based on the withholding rates that Company has in effect for you at the time the legal fee reimbursement is made to you. Please see below for additional information regarding reimbursements.

Assistance

•Company Policies
You agree to comply with all Company policies, including, for the avoidance of any doubt, any equity ownership guidelines, insider trading policies and compensation clawback policies currently in existence or that may be adopted by the Company during your employment.

This formal notification of our offer of employment is subject to the terms set forth in your Employment Application which you have submitted to the Company and is contingent upon satisfactory background verification, receipt of an original application, a final review of references, and the approval of the Compensation Committee of the Board of Directors.

As a condition of your employment, you will also be required to sign and comply with: David Shull • New Hire Certification - Prior Employer Confidential Information, which requires, among other things, you to certify that you may have had access to a prior employer's confidential, proprietary or trade secret information, you have not downloaded or otherwise transferred any of that information to any device, you or your prior employer have deleted that information from any of your devices and/or returned that information to your prior employer and you will not use any such information during your employment with the Company.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three business days of your start date, or our employment relationship with you may be immediately terminated.

Before releasing certain export-controlled technology and software to you during your employment at the Company, the Company may be required to obtain an export license in accordance with United States law. The Company will inform you if an export license is needed. If an export license is required, then this offer of employment and/or your continued employment {if applicable) with the Company is contingent upon receipt of the export license or authorization, and the Company will have no obligation to employ you or provide you with any compensation or benefits until the export license or authorization is secure.

Please be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks' prior notice.

You agree that, during the term of your employment with the Company, you will devote substantially all of your professional time to your responsibilities at the Company, and you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by company rules and standards as presented in our Employee Handbook and our Worldwide Code of Business Conduct and Ethics.

As a condition of your employment, you will also be required to sign and/or otherwise comply with:

Employee, Confidential Information, and Invention Assignment Agreement which requires, among other provisions, (i) the assignment of patent, copyright and other intellectual property rights to any invention made during your employment at the Company, and (ii) non-disclosure of proprietary information.

Export Compliance: Before releasing certain export-controlled technology and software to you during your employment at the Company, the Company may be required to obtain an export license in accordance with United States law. The Company will inform you if an export license is needed. If an export license is required, then this offer of employment and/or your continued employment (if applicable) with the Company is contingent upon receipt of the export license or authorization, and the Company will have no obligation to employ you or provide you with any compensation or benefits until the export license or authorization is secure.

All payments and benefits under this letter are subject to applicable tax and other withholdings. To the extent that reimbursements or other in-kind benefits under this letter constitute "nonqualified deferred compensation" for purposes of Internal Revenue Code section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iv) except as specifically provided herein or in the applicable reimbursement arrangement, any such reimbursements or in-kind benefits must be for expenses incurred and benefits provided during the your lifetime. In no event will the Company be held liable for any taxes, interest, penalties or other amounts owed by Employee under Code Section 409A.

To indicate your acceptance of the Company's offer of employment as stated above, please sign and date this letter in the space provided below. This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chairman of the Leadership Development and Compensation Committee of the Board of Directors and you.

*---------

I look forward to working with you and having you as a member of the team!

Sincerely,
PLANTRONICS, INC.

/s/ Gregg Hammann
Gregg Hammann
Chairman of the Leadership Development and Compensation Committee
of the Board of Directors

Agreed to and accepted:

Signature:        /s/ David M. Shull

Printed Name:        David M. Shull

Received Offer Date:     August 15, 2020

Confirmed Start Date:     September 8, 2020

This offer expires one week from the date listed on the first page.
Please scan/email a signed copy to indicate acceptance of offer.

Schedule A
PSU Performance Terms

The performance period for the PSU will begin on the first day of the Company's 2021 fiscal year and will end on the last day of the Company's 2023 fiscal year. The number of PSUs eligible to vest will be determined proportionally at the end of fiscal years 2021, 2022 and 2023, based on Relative Total Shareholder Return against the iShares S&P North American Tech-Multimedia Networking Index {IGN). The Company's Total Stockholder Return will be compared against the Index Total Stockholder Return (each expressed as a growth rate percentage) to result in a growth rate (the "Growth Rate Delta") equal to the Company's Total Stockholder Return minus the Index Total Stockholder Return. The Growth Rate Delta will be calculated as of the Period End Date as shown in the table below. Capitalized terms used but not defined in this paragraph shall have the meanings set forth in the PSU Documents (as defined below).

Level	Growth Rate Delta	Percentage of Target Number of PSUs that Become Eligible PSUs	Number of Eligible PSUs
1	>25%	200%	Maximum Number of PSUs
2	0%	100%	Target Number of PSUs
3	<-33%	0%	0

In the event of a Change in Control (as defined in the Equity Incentive Plan) that occurs prior to the completion of the Company's 2023 fiscal year, the number of Restricted Stock Units that become eligible to vest ("Eligible Restricted Stock Units") will be determined by the Compensation Committee in its sole discretion no later than five
(5) business days prior to the closing of the Change in Control {the "Closing"). The number of Eligible Restricted Stock Units that will vest on the Closing will be pro-rated by multiplying the calculated number of Eligible Restricted Stock Units by a fraction with a numerator equal to the number of completed calendar months that have elapsed between the first day of the Company's 2021 fiscal year and the Closing and a denominator equal to thirty-six (36). The remaining Eligible Restricted Stock Units will be scheduled to vest in equal installments on each annual anniversary of the first day of the Company's 2021 fiscal year such that 100% of the Eligible Restricted Stock Units will be vested on the last day of the Company's 2023 fiscal year, subject to your continuing to be a Service Provider (as defined in the Equity Incentive Plan) through such dates. Notwithstanding the foregoing, following the Closing, the Eligible Restricted Stock Units will be eligible for accelerated vesting upon a qualifying termination pursuant to the Change of Control Severance Agreement.

The foregoing is a summary of the PSU award and the actual terms and conditions of the PSU award will be set forth in the PSU Documents.